EXHIBIT 10.1	EXCUTION COPY
EMPLOYMENT AGREEMENT
Employment Agreement dated October 12, 2006 between Inter-Tel (Delaware), Incorporated (the “Corporation”) and Norman Stout (the “Executive”).
RECITALS
(a)	The Corporation wishes to employ the Executive and the Executive wishes to be employed by the Corporation, and in consideration for such employment, the Executive has agreed to the non-competition and non-solicitation provisions hereof.

(b)	The parties wish to set forth in writing the terms and conditions relating to the Executive’s employment relationship with the Corporation.
     In consideration of the mutual covenants and agreements contained in this Agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows.
ARTICLE 1
DEFINITIONS
Section 1.1 Defined Terms.
     As used in this Agreement, the following terms have the following meanings:
“Base Salary” has the meaning ascribed to such term in Section 3.1.
“Board” means the Board of Directors of the Corporation.
“Business” means (a) the development, manufacture, marketing and support of business communication networks, services, equipment and devices; (b) any other business conducted by the Corporation and/or its affiliates after the date of this Agreement up to the termination of the Executive’s employment; and (c) any business that the Corporation and/or its affiliates is in the process of developing (as reflected in a written business or strategic plan of the Corporation) at the time the Executive’s employment is terminated.
“Cause” means any of the following:
(a)	Executive’s conviction of a felony or the entering by Executive of a plea of nolo contendere to a felony charge;

(b)	Executive’s gross neglect, willful malfeasance or willful gross misconduct in connection with his employment hereunder which has had a material adverse effect on the business of the Corporation and its subsidiaries, unless Executive reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of the Corporation;

(c)	a refusal by Executive to perform Executive’s duties, responsibilities or obligations assigned to Executive in accordance with the terms hereof (provided that such duties, responsibilities or obligations are not inconsistent with his position as Chief Executive Officer and are otherwise lawful) that continues for a period of fifteen (15) calendar days following receipt by Executive of written notice from the Corporation identifying the duties, responsibilities or obligations not being performed;

(d)	a violation by Executive of any policy of the Corporation that is generally applicable to all employees or all officers of the Corporation including, but not limited to, policies concerning insider trading or sexual harassment, or the Corporation’s Code of Business Conduct (including any future revisions of such policies, procedures and Code of Business Conduct), that Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Corporation;

(e)	Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Corporation’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry;

(f)	subject to clause (g) below, any material breach by the Executive of this Agreement; or

(g)	any breach by Executive of the provisions of Sections 6 or 7;
provided, however, that in the case of subclauses (d), (e) and (f), Cause shall not exist if, such violation, failure to cooperate or breach, if capable of being cured, shall have been cured by Executive within twenty (20) calendar days after receipt of notice thereof from the Corporation.
“Change of Control” means the occurrence of any of the following:
(a)	A transaction or series of transactions (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby (i) any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Corporation, any of its affiliates, an employee benefit plan maintained by the Corporation or any of its affiliates, or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Corporation possessing more than fifty percent (50%) of the total combined voting power of the

Corporation’s securities outstanding immediately after such acquisitions, or (ii) the Corporation or any affiliate is party to a merger, consolidation, sale of assets (that comprises substantial assets of Corporation and its affiliates as a whole) or other business combination in which Corporation issues more than fifty percent (50%) of the Corporation’s common stock then outstanding; or

(b)	Any action or event occurring within a two-year period, as a result of which fewer than a majority of the outside directors of the Corporation are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are outside directors of the Corporation as of the date hereof, or (ii) are elected, or nominated for election, as an outside director to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with (a) an actual or threatened proxy contest relating to the election of directors to the Corporation or (b) in the absence of a proxy contest, the exercise by a stockholder of cumulative voting rights in favor of such individual and in opposition to a nominee of the Board), provided, however, that the term “Incumbent Directors” shall not include Steven Mihaylo, Dr. Anil Puri and Kenneth Urish; or

(c)	The consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

(d)	The consummation of the sale, lease or other disposition by the Corporation of seventy-five percent (75%) or more of the Corporation’s assets.
“Code” has the meaning ascribed to such term in Section 12.10.
“Commencement Date” means the date of this Agreement.
“Confidential Information” means all information owned, possessed or controlled by the Corporation and/or its affiliates including, without limitation, all information related to developments, inventions, enhancements, financial, scientific, technical, manufacturing, process know-how and marketing information and all names of or lists of customers and suppliers howsoever received by the Executive from, through or relating to the Corporation and/or its affiliates and in whatever form (whether oral, written, machine readable or otherwise), which pertains to the Corporation and/or its affiliates; provided, however, that the phrase “Confidential Information” shall not include information which:
(a)	was in the public domain prior to the date of receipt by the Executive;

(b)	becomes part of the public domain by publication or otherwise, not due to any unauthorized act or omission of the Executive; or

(c)	the Executive is required by law to disclose, provided, however, that, unless prohibited by law, the Executive first notifies the Board at the first reasonable opportunity that he is required to disclose such Confidential Information.
“Corporation” has the meaning ascribed to such term in the Preamble.
“Customer” means any Person who has (a) purchased or licensed from the Corporation and/or its affiliates any product produced or service supplied, sold, licensed or distributed by the Corporation and/or its affiliates, or (b) supplied to the Corporation and/or its affiliates any product to be produced, sold, licensed or distributed by the Corporation and/or its affiliates; provided, however, that after the termination of the Executive’s employment for any reason, Customers shall only include any Person who was a Customer during the twelve (12) months preceding the date of the termination of the Executive’s employment.
“Development” means any discovery, invention, design, improvement, concept, specification, creation, development, treatment, computer program, method, process, apparatus, specimen, formula, formulation, product, hardware or firmware, any drawing, report, memorandum, article, letter, notebook and any other work of authorship and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:
(a)	result or derive from the Executive’s employment or from the Executive’s knowledge or use of Confidential Information;

(b)	are conceived or made by the Executive (individually or in collaboration with others) in the course of his employment;

(c)	result from or derive from the use or application of the resources of the Corporation and/or its affiliates; or

(d)	relate to the business operations of actual or demonstrably anticipated research and development by the Corporation and/or its affiliates.
“Disability” means the Executive’s inability to substantially fulfil his duties on behalf of the Corporation for a continuous period of four (4) months or more or the Executive’s inability to substantially fulfil his duties on behalf of the Corporation for an aggregate period of four (4) months or more during any consecutive twelve (12) month period, which the parties agree would cause undue hardship to the Corporation which cannot be accommodated; and if there is any disagreement between the Corporation and the Executive as to the Executive’s Disability or as to the date any such Disability began or ended, the same shall be determined by a physician mutually acceptable to the Corporation and the Executive whose determination shall be conclusive evidence of any such Disability and of the date any such Disability began or ended.

“Executive” has the meaning ascribed to such term in the Preamble.
“Good Reason” means any of the following:
(a)	a reduction in any of Executive’s compensation rights hereunder (that is, Base Salary or bonus opportunity under Section 3.2), it being understood that the failure of Executive to earn an actual bonus for any fiscal year, in whole or in part, under any applicable executive compensation or bonus plan, is not a reduction in such compensation rights;

(b)	the Corporation’s failure to elect or re-elect Executive to the position of Chief Executive Officer of the Corporation or the removal of Executive by the Corporation from the position of Chief Executive Officer of the Corporation;

(c)	a material reduction in Executive’s duties and responsibilities as in effect immediately prior to such reduction;

(d)	the assignment to Executive of duties that are materially inconsistent with his position or duties or that materially impair Executive’s ability to function as Chief Executive Officer of the Corporation and any other position in which he is then serving;

(e)	a material breach of any material provision of this Agreement by the Corporation;

(f)	the relocation of Executive’s principal place of employment to a place located 100 miles outside of Maricopa County, Arizona; or

(g)	the failure of the Corporation to obtain the assumption, by operation of law or otherwise, of this Agreement by any entity which is the surviving entity in any merger or other form of corporate reorganization involving the Corporation or by any entity that acquires all or substantially all of the Corporation’s assets;
provided, however, that notwithstanding the foregoing, Good Reason shall not exist (i) if Executive shall have consented in writing to the occurrence of the event giving rise to Good Reason, or (ii) unless Executive shall have delivered a written notice to the Board within three (3) months of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within thirty (30) days of the receipt of such notice (the “Good Reason Cure Period”).
“Intellectual Property Rights” means all worldwide intellectual and industrial property rights in connection with the Developments including, without limitation:
(a)	patents, inventions, discoveries and improvements;

(b)	ideas, whether patentable or not;

(c)	copyrights;

(d)	trademarks;

(e)	trade secrets;

(f)	industrial and artistic designs; and

(g)	proprietary, possessory and ownership rights and interests of all kinds whatsoever;
including, without limitation, the right to apply for registration or protection of any of the foregoing.
“Notice of Resignation Period” has the meaning ascribed to such term in Section 4.1(a).
“Person” means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.
“Prospective Customers” means (a) any Person solicited by the Executive on behalf of the Corporation for any purpose relating to the Business, and (b) any Person solicited by the Corporation for any purpose relating to the Business; provided, however, that after termination of the Executive’s employment for any reason, Prospective Customers shall only include any Person who was a Prospective Customer during the twelve (12) months preceding the date of the termination of the Executive’s employment.
“Severance Period” has the meaning ascribed to such term in Section 4.2(e).
“Term” has the meaning ascribed to such term in Section 2.4.
“Territory” means (a) the 50 mile radius around Tempe, Arizona, (b) the State of Arizona, (c) the states bordering Arizona, and (d) the United States of America.
“Tier 1 Severance Agreement” has the meaning ascribed to such term in Section 12.2.
ARTICLE 2
EMPLOYMENT
Section 2.1 Position
     On the terms and subject to the conditions hereinafter contained, the Executive will be employed by the Corporation as its Chief Executive Officer.

Section 2.2 Duties of Employment
     The Executive shall report to and be subject to the general direction of the Board and shall have such duties and responsibilities as are delegated to him by the Board which are consistent with the positions of Chief Executive Officer (including reporting to the Board and any committee thereof).
Section 2.3 Full and Faithful Service
     The Executive shall faithfully serve the Corporation and use his best efforts to promote the interests of the Corporation and during the term of this Agreement, the Executive shall devote his full time and energy to the Corporation and shall not, directly or indirectly, render services to any Person other than services with regard to charitable or community service organizations or, with the prior consent of the Board, other professional activities; provided such activities do not interfere with Executive’s duties hereunder. With the prior consent of the Board, the Executive may also serve or continue to serve on not more than two (2) boards of directors of companies (or similar business organizations), as long as they involve no conflict of interest with the interests of the Corporation. The Executive further acknowledges that he will comply with (a) the lawful policies and procedures established by the Corporation, from time to time, including the Corporation’s Code of Business Conduct (including any future revisions of such policies, procedures and Code of Business Conduct), and (b) all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies.
Section 2.4 Term
     The Executive’s employment by the Corporation and the Executive’s duties hereunder shall begin on the Commencement Date and shall continue until August 1, 2009 (the “Term”); provided that the Executive’s employment may be terminated in accordance with Article 4 hereof. Unless the parties specifically extend the Executive’s employment under this Agreement in writing at the end of the Term, the Executive’s employment under this Agreement shall cease and terminate and, subject to Section 12.3 hereof, this Agreement shall terminate. Upon the expiration of this Agreement at the end of the Term, the Corporation shall owe no additional amounts to the Executive (except for any unpaid Base Salary or expense reimbursement hereunder).
ARTICLE 3
REMUNERATION AND BENEFITS
Section 3.1 Salary
     The Corporation shall pay to the Executive a salary (the “Base Salary”) at the rate of $400,000 per annum, payable to the Executive in accordance with the payroll practices of the Corporation for its senior management as are in effect from time to time. The Executive’s Base Salary may be increased by the Board from time to time and once increased shall thereafter be the Base Salary hereunder.

Section 3.2 Bonus
     The Executive is entitled to participate in any bonus or incentive compensation plans as are made available by the Board to senior management from time to time in accordance with the terms and conditions of such plans, which such bonus plans shall be based on hard and soft performance metrics consistent with the Corporation’s current bonus policy.
Section 3.3 Health and Insurance Benefits
     The Executive shall be eligible to participate in such health, medical, dental, disability and life insurance coverage as the Corporation has in effect for its senior management from time to time.
Section 3.4 Expenses
     The Corporation will pay or reimburse the Executive for all reasonable traveling and other out-of-pocket expenses incurred by the Executive in connection with his employment hereunder in accordance with the policies of the Corporation in effect from time to time.
Section 3.5 Vacation
     Executive’s vacation time permitted shall be based on years of service to the Corporation (including service with other entities for which the Corporation has previously given the Executive credit). The Executive will be allowed to carry forward any unused vacation time into the next year based on the Corporation’s accrual method applicable to its senior management.
Section 3.6 Automobile
     The Corporation shall pay to the Executive an automobile allowance in the amount of $10,000 per year.
Section 3.7 Club Dues
     The Corporation shall continue to pay to the Executive an amount equal to the Executive’s annual club dues at their current level.
Section 3.8 Withholding Taxes
     All amounts paid or benefits received by the Executive shall be subject to such withholding taxes as are required by applicable laws.

ARTICLE 4
TERMINATION
Section 4.1 Termination by the Corporation or the Executive
     Subject to Section 12.3, this Agreement and the employment contemplated hereunder may (and in the case of Subsection 4.1(e), shall) be terminated, at any time, in the following manner and in the following circumstances:
(a)	by the Executive, by providing forty-five (45) calendar days written notice of resignation to the Corporation (the “Notice of Resignation Period”), in which case, subject to Section 4.1(b), this Agreement and the Executive’s employment shall terminate at the end of the Notice of Resignation Period;

(b)	during the Notice of Resignation Period, the Corporation may waive such Notice of Resignation Period, in whole or in part, in which case this Agreement and the Executive’s employment shall terminate immediately upon receipt by the Executive of a written notice from the Corporation;

(c)	provided that the Executive’s employment has not been previously terminated (or the process for such termination commenced) pursuant to any other subsection of this Section 4.1, by the Executive, for Good Reason, in which case this Agreement and the Executive’s employment shall terminate on that date which is at the end of the Good Reason Cure Period;

(d)	by the Corporation, for Cause, in which case this Agreement and the Executive’s employment shall terminate immediately upon receipt of a written notice by the Executive from the Corporation setting out the cause for termination;

(e)	automatically without further notice, upon the death of the Executive, in which case this Agreement and the Executive’s employment shall terminate on the date of the Executive’s death;

(f)	automatically without further notice, upon the determination that the Executive has suffered a Disability, in which case this Agreement and the Executive’s employment shall terminate as of the date of the occurrence of such Disability; or

(g)	by the Corporation, without Cause and other than for the circumstances in subsection 4.1(b), in which case this Agreement and the Executive’s employment shall terminate immediately upon receipt by the Executive of a written notice of termination from the Corporation.
Any termination by the Corporation for Cause pursuant to Section 4.1(d) shall be effected by a resolution of the majority of the members of the Board, excluding the Executive. Prior to the effectiveness of any such termination, Executive shall be afforded an opportunity to meet with the Board, upon reasonable notice under the circumstances, and explain and defend any action or omission alleged to constitute grounds for a termination for Cause; provided that, the Board may suspend Executive with pay from his duties hereunder prior to such opportunity and such suspension shall not constitute a breach of this Agreement by the Corporation or otherwise form the basis for a termination by Executive for Good Reason. If Executive has, and utilizes, such opportunity to be heard, the Board shall promptly reaffirm that grounds for a termination for Cause exist or reinstate Executive to his position hereunder.
Section 4.2 Payment Upon Termination
     In the event the Executive’s employment is terminated pursuant to Section 4.1, the Executive shall only be entitled to the following compensation and benefits upon termination:
(a)	Should this Agreement be terminated pursuant to Subsection 4.1(a) or (b), the Executive shall only be entitled to (i) payment of the Executive’s Base Salary until the end of the Notice of Resignation Period; (ii) continued health and welfare insurance benefits coverage (excluding life insurance and disability benefits coverage which shall cease on the date of termination) in which the Executive was participating at the date of termination by the Corporation for the period ending the last day of the Notice of Resignation Period (or, if during all or part of such period Executive is no longer actively working for the Corporation, reimburse Executive for COBRA payments for the period prior to the last day of the Notice Resignation Period); (iii) the value of the pro-rated vacation leave with pay for that portion of the calendar year up to the end of the Notice of Resignation Period and any vacation from previous years carried forward in accordance with Section 3.5 of this Agreement, to the extent the Executive’s accrued vacation entitlement has not been used by him at the time of termination; and (iv) any accrued but unpaid business expenses at the date of termination by the Corporation required to be reimbursed under Section 3.4 of this Agreement.

(b)	Should this Agreement be terminated pursuant to Subsection 4.1(d), the Executive shall only be entitled to payment of the Executive’s Base Salary earned up to the date of termination plus an amount equal to the sum of: (i) the value of the pro-rated vacation leave with pay for that portion of the calendar year in which the employment of the Executive hereunder is terminated that the Executive was actively employed and any vacation from previous years carried forward in accordance with Section 3.5 of this Agreement, to the extent the Executive’s accrued vacation entitlement has not been used by him at the time of termination; and (ii) any accrued but unpaid business expenses at the date of termination required to be reimbursed under Section 3.4 of this Agreement.

(c)	Should this Agreement be terminated pursuant to Subsection 4.1(e), the Executive’s estate shall only be entitled to the payment of the Executive’s

Base Salary earned up to the date of termination plus an amount equal to the sum of: (i) the Executive’s Base Salary paid for a period of one year, which shall be made by way of salary continuance on the Corporation’s regular pay day, and in accordance with its payroll practices at the date of termination; (ii) the value of the pro-rated vacation leave with pay for that portion of the calendar year in which the employment of the Executive hereunder is terminated that the Executive was actively employed and any vacation from previous years carried forward in accordance with Section 3.5 of this Agreement, to the extent the Executive’s accrued vacation entitlement has not been used by him at the time of termination; and (iii) any accrued but unpaid business expenses at the date of termination required to be reimbursed under Section 3.4 of this Agreement.

(d)	Should this Agreement be terminated pursuant to Subsection 4.1(f), the Executive shall only be entitled to payment of the Executive’s Base Salary earned up to the date of termination plus an amount equal to the sum of: (i) a lump sum equal to the Executive’s Base Salary payable for six (6) months (without reduction due to any net present value calculation) (ii) the value of the pro-rated vacation leave with pay for that portion of the calendar year in which the employment of the Executive hereunder is terminated that the Executive was actively employed and any vacation from previous years carried forward in accordance with Section 3.5 of this Agreement, to the extent the Executive’s accrued vacation entitlement has not been used by him at the time of termination; and (iii) any accrued but unpaid business expenses at the date of termination required to be reimbursed under Section 3.4 of this Agreement.

(e)	Should the Agreement be terminated pursuant to Subsection 4.1(c) or (g), provided that the Executive signs and does not revoke a standard release of claims with the Corporation in a form acceptable to the Corporation (such acceptance not to be unreasonably withheld, conditioned or delayed), the Corporation’s only obligations shall be to:
(i)	pay to the Executive (x) any accrued but unpaid Base Salary for services rendered to the date of termination; (y) any accrued but unpaid expenses at the date of termination required to be reimbursed under Section 3.4 of this Agreement; and (z) the value of the pro-rated vacation leave with pay for that portion of the calendar year in which the employment of the Executive hereunder is terminated that the Executive was actively employed and any vacation from previous years carried forward in accordance with Section 3.5 of this Agreement, to the extent the Executive’s accrued vacation entitlement has not been used by him at the time of termination;

(ii)	pay to the Executive an amount equal to his Base Salary as at the date of termination for the greater of (x) twelve (12) months and (y) the number of months remaining in the Term (such period, the “Severance Period”). Payment of the Executive’s Base Salary during the Severance Period shall be made by way of salary continuance on the Corporation’s regular pay day, and in accordance with its payroll practices at the date of termination;

(iii)	pay to the Executive an amount equal to the value of any annual bonus earned by the Executive through the date of termination (which for certainty does not include the Severance Period). Such amount shall be paid at the end of the Severance Period and shall be calculated as follows: the product of (x) the average fiscal year end bonus (excluding any retention bonus) paid to the Executive for the five (5) fiscal years prior to the fiscal year in which his employment is terminated divided by twelve (12), and (y) the number of full and complete months that Executive was employed by the Corporation during the fiscal year in which his employment is terminated; and

(iv)	subject to the terms of such plans, pay for the Executive’s participation in COBRA continuation coverage under the Corporation’s health and welfare benefit plans (excluding short-term disability and long term disability benefits which shall cease on the date of termination) in which the Executive was participating at the date of termination, until the earlier to occur of (x) eighteen (18) months following the date of Executive’s termination and (y) the Executive’s eligibility for health and welfare benefits at Executive’s subsequent job, if any.
Section 4.3 Involuntary Termination Following a Change of Control
(a)	During the Term, if either (i) within ninety (90) days prior to a Change of Control or (ii) within twenty-four (24) months following a Change of Control (1) the Executive terminates his or her employment with the Corporation for Good Reason, or (2) the Corporation terminates the Executive’s employment for other than Cause, and the Executive signs and does not revoke a standard release of claims with the Corporation in a form acceptable to the Corporation (such acceptance not to be unreasonably withheld, conditioned or delayed), then the Executive shall be entitled to:
(i)	receive a lump-sum severance payment equal to the Executive’s annual Base Salary (as in effect immediately prior to (x) the Change of Control, or (y) Executive’s termination, whichever is greater), multiplied by 2.99; and

(ii)	receive a lump-sum severance payment equal to the Executive’s average annual bonus (excluding any retention bonus) earned by the Executive for the preceding five (5) fiscal years prior to the fiscal year in which his employment is terminated, multiplied by 2.99.

(b)	The severance payment to which the Executive is entitled pursuant to Section 4.3(a) shall be paid by the Corporation to the Executive in cash and in full on the earliest date on which such payment may be made without additional tax, penalty or limitation being imposed on the Corporation or the Executive.

(c)	The severance payment to the Executive pursuant to Section 4.3 is in lieu of, and not in addition to, those payments provided for in Section 4.2(e).
Section 4.4 Effect of Termination
     Upon termination of his employment for any reason whatsoever, the Executive shall thereupon be deemed to have immediately resigned any position the Executive may have as an officer, director or employee of the Corporation together with any other office, position or directorship which the Executive may hold with any of the Corporation’s affiliates or related entities. In such event, the Executive shall, at the request of the Corporation, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.
Section 4.5 Release
     The Executive agrees that payment by the Corporation of the amounts set out in Subsection 4.2(e) or Section 4.3 shall be in full and final settlement of any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which the Executive has or may have against the Corporation, its affiliates and any of their respective directors, officers, employees, representatives, successors and assigns arising out of his hiring, his employment and the termination of his employment or this Agreement. The Executive agrees that as a condition to the receipt of the payments and benefits set out in Subsection 4.2(e) or Section 4.3, he shall execute a release of the Corporation in form and substance reasonably acceptable to the Corporation.
Section 4.6 Suspension or Termination of Benefits and Compensation
     In the event that the Corporation determines that, without the express written consent of the Board, the Executive has breached any provisions of Section 5, 6, 7, 8 or 9 of this Agreement, the Corporation shall have the right to suspend or terminate any or all remaining payments and/or benefits, if any, referenced in Sections 4.2(e) of this Agreement. Such suspension or termination of payments and/or benefits shall be in addition to and shall not limit any and all other rights and remedies as set out in Section 10.2 of this Agreement that the Corporation may have against the Executive. For clarity, to the extent that this Section 4.6 conflicts with the Corporation’s policy regarding disabilities of employees, this Section 4.6 shall prevail.
Section 4.7 No Duty to Mitigate
     The Executive shall be under no duty to mitigate any loss of income as a result of the termination of his employment hereunder and any payments due the Executive upon termination of employment shall not be reduced in respect of any other employment compensation received by the Executive following such termination.
ARTICLE 5
CONFIDENTIAL INFORMATION
Section 5.1 Confidentiality
(a)	During the term of this Agreement and following the termination thereof, the Executive shall not use, divulge, diffuse, sell, transfer, give, circulate, or otherwise distribute to any Person whatsoever or whomsoever, or otherwise make public, any Confidential Information.

(b)	Notwithstanding any provision of this Agreement to the contrary, the Executive shall have the right to use Confidential Information in relation to the performance of his duties, in which event, the Executive shall, at all times, take all reasonable measures in order to prevent the disclosure or non-authorized use of such Confidential Information.

(c)	Except in accordance with the performance of his duties, under no circumstances shall the Executive reproduce any Confidential Information without the prior written consent of the Board. All reproductions of Confidential Information shall be governed by this Agreement and shall be treated as Confidential Information hereunder.

(d)	The Executive shall not publish or release or allow the publication or release of any material containing Confidential Information without the prior written consent of the Board.

(e)	The Executive shall not install, copy or receive any Confidential Information into his own or any other computer or computer system not owned and controlled by the Corporation, without the express written permission of the Corporation. Where the Executive has received permission from the Board to so install, copy or receive Confidential Information, the Executive shall be solely responsible to the Corporation for the security of such Confidential Information and shall follow any and all directions given by the Corporation.

(f)	The obligations of the Executive under this Section 5.1 shall be subject to the requirements of US securities laws and disclosures by the Executive that are required by such laws are hereby expressly permitted.
Section 5.2 Corporation Property
     Confidential Information (including any reproduction thereof) shall remain the sole property of the Corporation and shall be returned to the Corporation immediately upon request or upon the termination of the Executive’s employment, for any reason.

ARTICLE 6
NON-COMPETITION
Section 6.1 Non-Competition.
     The Executive shall not (whether individually or as a partner, joint venturer, agent, consultant, shareholder or equity owner of another Person or otherwise), during the term of this Agreement and for a period of eighteen (18) months following the termination of his employment, for any reason (including without limitation by virtue of the expiration of the Term), participate in, engage in or have a financial interest in, directly or indirectly, in any endeavour, activity, or business in all or part of the Territory which is competitive, in any way, with the Business.
Section 6.2 Exception
     The Executive shall not be in default under Section 6.1 by virtue of the Executive holding, strictly for portfolio purposes and as a passive investor, no more than three percent (3%) of the issued and outstanding shares of or any other interest in, any body corporate which is listed on any recognized stock exchange.
Section 6.3 Reasonable
     The Executive agrees and acknowledges that the scope and duration of the covenants set forth in this Article 6 are reasonable and appropriate and that the Business is carried on or contemplated to be carried on in the Territory. The Executive agrees and acknowledges that (a) any breach or threatened breach of the covenants set forth in this Article 6 will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation for such a breach or threatened breach of this Article 6 and (b) the Corporation shall have the right to seek from any court of competent jurisdiction specific performance of this Article 6 or injunctive relief against any act which would violate this Article 6. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Article 6 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Article 6 shall be enforceable as so modified.
ARTICLE 7
NON-SOLICITATION
Section 7.1 Non-Solicitation of Customers or Employees
     The Executive shall not, during the term of this Agreement and for a period of eighteen (18) months following the termination of his employment, for any reason (including without limitation by virtue of the expiration of the Term), on his own behalf or on behalf of or in connection with any other Person, without the prior written consent of the Corporation, directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person:
(a)	canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer or Prospective Customer or customer of the Corporation’s affiliates for any purpose which is competitive with the Business; or

(b)	accept (or procure or assist the acceptance of) any business from any Customer or Prospective Customer or customer of the Corporation’s affiliates which business is competitive with the Business; or

(c)	supply (or procure or assist the supply of) any goods or services to any Customer or Prospective Customer or customer of the Corporation’s affiliates for any purpose which is competitive with the Business; or

(d)	employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Corporation or any of its affiliates, any individual who is employed or engaged by the Corporation or any of its affiliates whether or not such individual would commit any breach of his/her contract or terms of employment or engagement by leaving the employ or the engagement of the Corporation or any of its affiliates; or

(e)	procure or assist any Person to employ, engage, offer employment or engagement or solicit the employment or engagement of any individual who is employed or engaged by the Corporation or any of its affiliates or otherwise entice away from the employment or engagement of the Corporation or any of its affiliates any such individual.
ARTICLE 8
NON-DISPARAGEMENT
Section 8.1 Non-Disparagement
     The Executive covenants and agrees that he shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Corporation, its affiliates or its and their management.

ARTICLE 9
INTELLECTUAL PROPERTY
Section 9.1 Ownership of Intellectual Property
(a)	All rights, titles and interests in or to the Developments shall vest and are owned exclusively by the Corporation immediately on its creation and regardless of the stage of its completion. The Executive irrevocably grants, transfers and assigns to the Corporation all of his right, title and interest, if any, in any and all Developments, including rights to translation and reproductions in all forms or formats and all Intellectual Property Rights thereto, if any, and he agrees that the Corporation may copyright said materials in the Corporation’s name and secure renewal, reissues and extensions of such copyrights for such periods of time as the law may permit.

(b)	At all times hereafter, the Executive agrees promptly to disclose to the Corporation all Developments, to execute separate written transfers or assignments to the Corporation at the Corporation’s request, and to assist the Corporation in obtaining any Intellectual Property Right in the United States and in any other countries, on any Developments granted, transferred or assigned to the Corporation that the Corporation, in its sole discretion, seeks to register. The Executive also agrees to sign all documents, and do all things necessary to obtain such Intellectual Property Rights, to further assign them to the Corporation, and to reasonably protect the Corporation against infringement by other parties at the Corporation’s expense with the Corporation’s prior written approval.
     The Executive shall keep complete, accurate, and authentic information and records on all Developments in the manner and form reasonably requested by Board. Such information and records, and all copies thereof, shall be the property of the Corporation as to any Developments assigned to the Corporation. The Executive agrees to promptly surrender such information and records at the request of the Board. All these materials will be Confidential Information upon their creation.
ARTICLE 10
REMEDIES
Section 10.1 Reasonableness
(a)	The Executive expressly recognizes that Articles 5, 6, 7, 8 and 9 of this Agreement are of the essence of this Agreement, and that the Corporation would not have entered into this Agreement without the inclusion of the said Articles.

(b)	The Executive further recognizes and expressly acknowledges that: (i) the application of the Articles 5, 6, 7, 8 and 9 of this Agreement will not have the effect of prohibiting him from earning a living in a satisfactory manner in the event of the termination of his employment and of this Agreement, and (ii) the Corporation would be subject to an irreparable prejudice should one or several of the said Articles be infringed, or should the Executive be in breach of any of his obligations thereunder.

(c)	The Executive further recognizes and expressly acknowledges that Articles 5, 6, 7, 8 and 9 of this Agreement grant to the Corporation only such reasonable protection as is admittedly necessary to preserve the legitimate interests of the Corporation and the Executive equally recognizes, in this respect, that the description of the Business is reasonable.
Section 10.2 Remedies
     The Executive hereby recognizes and expressly acknowledges that the Corporation would be subject to irreparable harm should any of the provisions of Article 5, 6, 7, 8 or 9 be infringed, or should any of the Executive’s obligations thereunder be breached by the Executive, and that damages alone will be an inadequate remedy for any breach or violation thereof and that the Corporation, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including temporary or permanent injunction to restrain such breach.
ARTICLE 11
CONFLICTING OBLIGATIONS
Section 11.1 No Conflicting Obligations
     The Executive represents and warrants to the Corporation that:
(a)	there exists no agreement or contract and he is not subject to any obligation, which restricts him from (i) being employed by the Corporation; or (ii) from performing the duties assigned to him pursuant to this Agreement; or (iii) from soliciting the clients or customers of a third party; or (iv) from using information within his knowledge or control which may be useful in the performance of his duties for the Corporation;

(b)	in the performance of his duties for the Corporation, he shall not improperly bring to the Corporation or use any trade secrets, confidential information or other proprietary information of any third party; and

(c)	he will not infringe the intellectual property rights of any third party.

ARTICLE 12 — GENERAL
Section 12.1 Notice Provisions
     Except as otherwise expressly provided herein, all notices relating to this Agreement shall be in writing and either delivered by hand, courier service or facsimile transmission and addressed as follows:

The Executive:	Norman Stout
c/o Inter-Tel (Delaware), Incorporated
1615 S. 52nd Street
Tempe, Arizona 85281

The Corporation:	Inter-Tel (Delaware) Incorporated
1615 S. 52nd Street
Tempe, Arizona 85281
Attn: Chairman of the Board
Any address referred to in this Section 12.1 may be changed by notice given in accordance with the provisions of this Section. Any notice which is delivered by hand, courier service or facsimile transmission shall be effective when delivered.
Section 12.2 Entire Agreement
     This Agreement contains the entire agreement between the Corporation and the Executive with respect to employment and supersedes all previous negotiations, understandings and agreements whether verbal or written, with respect to the terms and conditions of employment between the Corporation and the Executive, including without limitation that certain Tier 1 Key Employee Change of Control Severance Agreement, effective as of March 20, 2006, by and between Executive and the Corporation (the “Tier 1 Severance Agreement”) which shall be terminated, without any payment or other benefit to either the Corporation or the Executive accruing (and as to which both of the Executive and the Corporation hereby waive any claim); provided, however, that if (a) this Agreement is not terminated in accordance with its terms, (b) the Executive is serving as the Chief Executive Officer of the Corporation, and (c) the Executive does not have another employment or severance agreement in effect with the Corporation at the time of such termination or expiration of this Agreement, then the Tier 1 Severance Agreement shall return to effectiveness as if it were not terminated hereby.
Section 12.3 Survival
     It is expressly agreed by the parties hereto that the provisions of Articles 4, 5, 6, 7, 8, 9, 10, 11 and 12 shall survive the termination of this Agreement, the expiration of the Term, and/or the termination of the Executive’s employment, for any reason.

Section 12.4 Governing Law
     This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona.
Section 12.5 Successors and Assigns
     This Agreement may not be assigned by the Executive. This Agreement and the rights and obligations hereunder may, without the further express consent of the Executive, be assigned by the Corporation to any Person which succeeds to all or substantially all of the business, assets or property of the Corporation.
Section 12.6 Execution of Further Documents
     The Corporation and Executive agree that they shall, from time to time and at all times, do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.
Section 12.7 Amendments and Waivers
     No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the Executive and the Corporation. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly provided in writing duly the party to be bound thereby.
Section 12.8 Severability
     In the event that any provision or any part of any provision hereof is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Agreement shall be construed as not containing such provision or part of such provision and the invalidity of such provision or such part shall not affect the validity of any other provision or the remainder of such provision hereof. All other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.
Section 12.9 Legal Advice
     The Executive acknowledges that he has been afforded the opportunity to obtain independent legal advice with respect to this Agreement and that he fully understands the nature and consequences of this Agreement.
Section 12.10 Legal Costs
     After a Change of Control, if any legal action or other proceeding is brought by the Executive for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the Executive shall be entitled to recover his reasonable attorneys fees and other costs incurred in that action or proceeding, in addition to any other relief to which he may be entitled, in the event and to the extent that the Executive prevails in such action or other proceeding. Notwithstanding anything hereinabove to the contrary, as between the Executive and the Corporation, the Corporation shall bear all legal costs and expenses of defending the validity of this Agreement against any third party. The Corporation shall bear all legal costs and expenses incurred in contesting or disputing the characterization of any amounts paid pursuant to this Agreement as being non-deductible under section 280G of the Code of the United State Internal Revenue Code of 1986, as amended (the “Code”) or subject to imposition of an excise tax under section 4999 of the Code.
Section 12.11 Certain Tax Provisions
     If any payment otherwise due hereunder would be, when otherwise due, subject to additional taxes and interest under Section 409A of the Code, for example, and not by way of limitation, because of the prohibition under Section 409A against the payment of deferred compensation on account of separation of service within six months of separation in the case of any key employee of a public company, then such payment shall be deferred to the extent required to avoid such additional taxes and interest. If any payment to be made or benefit to be provided to Executive pursuant to this Agreement, after taking into account all other relevant payments or benefits provided to Executive, would constitute or give rise to a “parachute payment” as defined in Section 280G of the Code, then the payments to be made or benefits to be provided to Executive and otherwise taken into account in the determination of such a parachute payment shall be reduced so that the aggregate present value of all such payments and benefits does not exceed three times Executive’s “annualized includible compensation for the base period” (as such phrase is defined in Section 280G(d)(1) of the Code) minus one dollar. The determination of any reduction in the payments or benefits to be provided to Executive shall be made by the Corporation and the Corporation’s determination in good faith shall be conclusive and binding on the Corporation.
Section 12.12 Preamble/Recital
     The Executive and the Corporation acknowledge and agree that the provisions contained in the preamble/recital section of this Agreement shall form part of this Agreement and may be relied upon by either party.
Section 12.13 Counterparts
     This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.
[signature page follows]

     IN WITNESS WHEREOF the parties have caused this Employment Agreement to be executed as of the date first above written.

Inter-Tel (Delaware), Incorporated

/s/ Terry Santoni	By:	/s/ J. Robert Anderson

(Witness)		J. Robert Anderson
Chairman of the Compensation Committee
Member of the Board of Directors

/s/ Terry Santoni		EXECUTIVE
(Witness)		/s/ Norman Stout

Norman Stout